Exhibit 99.1

Zevia Announces Fourth Quarter and Full Year 2021 Results

Fourth Quarter Net Sales Increased 23% to $34.2 Million

2021 Net Sales Increased 26% to $138.2 Million

Provides 2022 Net Sales Guidance of $177 to $182 Million

LOS ANGELES – February 24, 2022 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the company disrupting the liquid refreshment beverage industry with great tasting, zero sugar beverages made with simple, plant-based ingredients, today reported results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•
Net sales of $34.2 million, a 23% increase versus Q4 2020
•
Unit volume was 3.0 million equivalized cases, up 22% from Q4 2020
•
Gross profit margin of 40.3% compared to 42.1% in Q4 2020
•
Net loss was $37.4 million, or $0.59 per diluted share to Zevia’s Class A Common stockholders, including $31.9 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $5.3 million(1)

Full Year 2021 Highlights

•
Net sales of $138.2 million, a 26% increase versus 2020
•
Unit volume was 12.3 million equivalized cases, up 25% from 2020
•
Gross profit margin of 44.3% compared to 45.0% in 2020
•
Net loss was $87.7 million, or $1.33 per diluted share to Zevia’s Class A Common stockholders, including $77.7 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $8.7 million(1)

“In 2021, we continued executing our long-term strategic plan to transform our organization and drive growth by enhancing unit economics, growing our consumer base through innovation and marketing, and expanding our channel strategy,” said Paddy Spence, Chair and Chief Executive Officer of Zevia. “Fourth quarter growth was strong and accelerated sequentially, fueled by broad-based volume gains across our product portfolio and distribution channels. Our focused approach to driving trial continues to yield strong results, as Zevia added over one million new households to our consumer base."

Mr. Spence continued, “Channel expansion remained a key factor for continued growth and has proven highly incremental in the Warehouse Club channel, where more than 65% of Zevia buyers were new to the brand. Moreover, we are bringing new consumers to the soda category in Warehouse Club, as more than 75% of Zevia buyers in Warehouse Club outlets were making their first soft drink purchase in that channel. We remain well positioned for strong top-line gains driven by velocity initiatives, new retail distribution and price realization, all of which we expect to accelerate as 2022 unfolds. Profitability is also poised for continued improvement as pricing and scale related efficiencies take hold, helping to mitigate the impact of cost pressures stemming from inflation and other supply chain constraints that are broadly affecting our industry. Looking forward, we continue to prioritize growth to meet the increasing consumer demand for affordable, great tasting, zero sugar, zero calorie beverages with simple, plant-based ingredients.”

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Fourth Quarter Results

Net sales increased 23% to $34.2 million in the fourth quarter of 2021 compared to $27.8 million in the fourth quarter of 2020. Growth in fourth quarter net sales was primarily attributable to a 22% increase in volume.

Gross profit improved to $13.8 million for the fourth quarter of 2021, an 18% increase compared to $11.7 million in the prior year period as growth in net sales was partially offset by higher costs and mix factors. As a percentage of net sales, gross profit margin was 40.3% in the fourth quarter of 2021 compared to 42.1% in the fourth quarter of 2020. The decline in gross margin was primarily due to a combination of inflationary headwinds, including an increase in aluminum prices, consistent with recent industry trends, as well as product mix.

Selling and marketing expense was $10.9 million or 32% of net sales in the fourth quarter of 2021 compared to $7.7 million or 28% of net sales for the fourth quarter of 2020. The increase was primarily due to higher freight volumes and rates and increased marketing spend in 2021 to continue to invest in and grow the Zevia® brand.

General and administrative expense was $8.2 million or 24% of net sales in the fourth quarter of 2021 compared to $5.0 million or 18% of net sales for the fourth quarter of 2020. The increase was primarily due to the addition of public company costs, as well as higher headcount and expenses to support growth.

Equity-based compensation, a non-cash expense, was $31.9 million in the fourth quarter of 2021, reflecting restricted stock unit awards and phantom stock awards that generally vest over six months following the initial public offering (“IPO”). In the fourth quarter of 2020, the Company recognized $7.8 million of non-cash, equity-based compensation expense in connection with a tender offer conducted in that period.

Net loss for the fourth quarter of 2021 was $37.4 million, or $0.59 per diluted share to Zevia’s Class A Common stockholders.

Adjusted EBITDA loss was $5.3 million in the fourth quarter of 2021, compared to an Adjusted EBITDA loss of $1.0 million in the fourth quarter of 2020. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Full Year 2021 Results

Net sales increased 26% to $138.2 million in the full year of 2021 compared to $110.0 million in the full year of 2020 primarily attributable to a 25% increase in volume.

Gross profit improved to $61.2 million in the full year of 2021, a 24% increase compared to the $49.5 million in the full year of 2020. As a percentage of net sales, gross profit margin was 44.3% in the full year of 2021 compared to 45.0% in the full year of 2020, reflecting inflation and product mix factors.

Selling and marketing expense was $42.4 million or 31% of net sales in the full year of 2021 compared to $27.3 million or 25% of net sales in the full year of 2020 due to higher freight volumes and rates and increased marketing spend to grow the Zevia® brand.

General and administrative expense was $27.5 million or 20% of net sales in the full year of 2021 compared to $18.8 million or 17% of net sales in the full year of 2020. The increase was primarily due to the addition of public company costs as well as higher headcount and expenses to support growth.

Equity-based compensation, a non-cash expense, was $77.7 million in the full year of 2021 compared to $7.9 million in the full year of 2020, reflecting restricted stock unit awards and phantom stock awards that generally vest over six months following the IPO.

Net loss for 2021 was $87.7 million, or $1.33 per diluted share to Zevia’s Class A Common stockholders.

Adjusted EBITDA loss was $8.7 million in the full year of 2021 compared to Adjusted EBITDA income of $3.3 million in the full year of 2020. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

ESG Metrics

The Company also reports ESG metrics regarding sugar reduction, plastic packaging reduction, and affordability. In the fourth quarter of 2021, Zevia estimates it eliminated approximately three thousand metric tons of sugar from consumers’ diets, as well as approximately 40 million plastic bottles by selling beverages only in aluminum packaging. The Company’s products were also priced at an average retail price per ounce of $0.07, representing the 36th percentile within all non-alcoholic, ready-to-drink beverages, making them affordable for a broad range of income levels.

Balance Sheet and Cash Flows

As of December 31, 2021, the Company had $73.1 million in cash and cash equivalents and short-term investments and no outstanding debt. During the full year of fiscal 2021, cash used in operating activities was $17.8 million compared to cash used in operating activities of $3.3 million during 2020. The Company spent $3.1 million on capital expenditures during the full year of fiscal 2021 to support its growth initiatives compared to capital expenditures of $0.8 million during 2020. Zevia recently closed on a $20 million asset-based line of credit with Bank of America, expandable to $30 million, to add to its available liquidity.

2022 Guidance

The Company expects net sales for the full year of 2022 to be in the range of $177 million to $182 million, an increase of 28% to 32% versus 2021. For the first quarter of 2022, net sales are expected to be in the range of $36 million to $38 million, an increase of 17% to 24% compared to the first quarter of 2021.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding the anticipated growth, distribution and velocity. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, change in consumer preferences, and other economic, competitive and governmental factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the SEC for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. As of 2021, Zevia is distributed in more than 25,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Stephanie Schonauer

Investor Contact

714-313-7827

Steph@zevia.com

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

ZEVIA PBC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except for share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021		2020
Net sales	$34,170	$27,823	$138,172		$110,025
Cost of goods sold	20,388	16,114	76,958		60,523
Gross profit	13,782	11,709	61,214		49,502
Operating expenses:
Selling and marketing	10,878	7,722	42,403		27,333
General and administrative	8,165	4,963	27,516		18,845
Equity-based compensation	31,919	7,784	77,724		7,870
Depreciation and amortization	284	232	997		932
Total operating expenses	51,246	20,701	148,640		54,980
Loss from operations	(37,464)	(8,992)	(87,426)		(5,478)
Other income (expense), net	44	(50)	(207)		(593)
Loss before Income Taxes	(37,420)	(9,042)	(87,633)		(6,071)
Provision (benefit) for income taxes	(16)	—	34		—
Net loss and comprehensive loss	(37,404)	(9,042)	(87,667)		(6,071)
Net loss attributable to Zevia LLC prior to the Reorganization Transactions	—	9,042	1,913		6,071
Loss attributable to noncontrolling interest	17,241	—	39,768		—
Net loss attributable to Zevia PBC	$(20,163)	$—	$(45,986)		$—

Net loss per share attributable to common stockholders
Basic	$(0.59)	N/A	$(1.33)	(1)	N/A
Diluted	$(0.59)	N/A	$(1.33)	(1)	N/A

Weighted average common shares outstanding
Basic	34,457,684	N/A	34,450,409	(1)	N/A
Diluted	34,457,684	N/A	34,450,409	(1)	N/A

(1)
Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from July 22, 2021 through December 31, 2021, the period following the reorganization transactions and initial public offering

ZEVIA PBC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$43,110	$14,936
Short-term investments	30,000	—
Accounts receivable, net	9,047	6,944
Inventories	31,501	20,800
Prepaid expenses and other current assets	3,421	1,492
Total current assets	117,079	44,172
Property and equipment, net	3,664	991
Right-of-use assets under operating leases, net	211	773
Intangible assets, net	3,738	3,939
Other non-current assets	301	81
Total assets	$124,993	$49,956
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,492	$8,971
Accrued expenses and other current liabilities	6,705	4,479
Operating lease liabilities	236	623
Total current liabilities	20,433	14,073
Operating lease liabilities, net of current portion	1	238
Total liabilities	20,434	14,311
Redeemable convertible preferred units	—	232,457
Permanent Equity (Deficit)
Members’ deficit	—	(196,812)
Class A common stock	34	—
Class B common stock	30	—
Additional paid-in capital	174,404	—
Accumulated deficit	(45,986)	—
Total Zevia’s Equity / members’ (deficit)	128,482	(196,812)
Noncontrolling Interests	(23,923)	—
Total Equity	104,559	(196,812)
Total liabilities, redeemable convertible preferred units and equity	$124,993	$49,956

ZEVIA PBC

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the Year Ended December 31,
	2021	2020
Operating activities:
Net loss	$(87,667)	$(6,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	562	509
Depreciation and amortization	997	932
(Gain) loss on sale of equipment	(4)	2
Amortization of debt issuance cost	94	52
Equity-based compensation	77,724	7,870
Changes in operating assets and liabilities:
Accounts receivable, net	(2,062)	(2,069)
Inventories	(10,701)	(9,408)
Prepaid expenses and other assets	(2,481)	(187)
Accounts payable	4,396	2,373
Accrued expenses and other current liabilities	1,960	3,155
Operating lease liabilities	(624)	(416)
Net cash used in operating activities	(17,806)	(3,258)
Investing activities:
Payments for purchases of short-term investments	(30,000)	—
Purchases of property and equipment	(3,143)	(805)
Net cash used in investing activities	(33,143)	(805)
Financing activities:
Proceeds from revolving line of credit	74,721	113,056
Repayment of revolving line of credit	(74,721)	(113,056)
Proceeds from Paycheck Protection Program Loan	—	1,429
Repayment of Paycheck Protection Program Loan	—	(1,429)
Proceeds from issuance of redeemable convertible preferred units, net of issuance costs	—	190,435
Repurchase of common and redeemable convertible preferred units	—	(175,000)
Proceeds from transaction in common and redeemable convertible preferred units	—	311
Payment of debt issuance costs	—	(20)
Distribution to unitholders for tax payments	(2,669)	—
Proceeds from exercise of common units	10	30
Proceeds from issuance of Class A common stock sold in initial public offering, net of underwriting discounts and commissions	139,689	—
Use of proceeds from issuance of Class A common stock to purchase Zevia LLC Units	(49,609)	—
Proceeds from the cancellation of options in IPO	2	—
Payment for cancellation of options	(4)	—
Payment of offering costs	(8,101)	—
Repurchase of Zevia LLC units	(17)	—
Exercise of stock options	(178)	—
Net cash provided by financing activities	79,123	15,756
Net change from operating, investing, and financing activities	28,174	11,693
Cash and cash equivalents at beginning of year	14,936	3,243
Cash and cash equivalents at end of year	$43,110	$14,936

Use of Non-GAAP Financial Information

We use a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA. The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provide meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net loss adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets, (2) provision (benefit) for income taxes, (3) depreciation and amortization, and (4) equity-based compensation. Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses and (gains) losses on disposal of fixed assets. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

ZEVIA PBC

Reconciliation of GAAP to Non-GAAP Measures

Net Loss to Adjusted EBITDA reconciliation (UNAUDITED)

(in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net loss and comprehensive loss	$(37,404)	$(9,042)	$(87,667)	$(6,071)
Other (income) expense, net*	(44)	50	207	593
Provision (benefit) for income taxes	(16)	—	34	—
Depreciation and amortization	284	232	997	932
Equity-based compensation expense	31,919	7,784	77,724	7,870
Adjusted EBITDA	$(5,261)	$(976)	$(8,705)	$3,324

* Includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets.